Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (No. 333-231606) on Form S-3 and (No. 333-217520 and No. 333-255914) on Form S-8 of Carvana Co. of our report dated April 18, 2022, with respect to the combined financial statements of ADESA US AUCTION, which report appears in the Form 8-K/A of Carvana Co. dated April 20, 2022.

/s/ KPMG LLP

Indianapolis, Indiana

April 20, 2022